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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☒
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
GrafTech International Ltd.
(Name of Registrant as Specified In Its Charter)
Merrill Corporation
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GRAFTECH INTERNATIONAL LTD.
Notice of Annual Meeting of Stockholders to be held on May 26, 2004 and Proxy Statement

                        This Proxy Statement is dated
                        April 14, 2004.

GRAFTECH INTERNATIONAL LTD.	1521 Concord Pike, Brandywine West, Suite 301, Wilmington, DE 19803
Craig S. Shular Chief Executive Officer & President

Fellow Stockholders:

It is my pleasure to invite you to our annual meeting, which will be held on May 26, 2004, at 10:00 a.m., at the Sheraton Suites, Delaware I Conference Room, 422 Delaware Avenue, Wilmington, Delaware 19801.

In the following pages, you will find the formal notice of our annual meeting and our proxy statement. After reading the proxy statement, please mark your votes on the accompanying proxy or vote instruction card, sign it and promptly return it in the accompanying envelope. Most of our stockholders hold their shares in street name, and we are offering them the opportunity to vote by telephone or via the Internet as instructed in the proxy statement or on the vote instruction card. Please vote by whichever method is most convenient to you to ensure your shares are represented at the meeting.

We hope that many of you will be able to attend our annual meeting in person. If you wish to do so, please indicate your intention where requested on the accompanying proxy or vote instruction card. In addition, please write your name, where indicated, on the attached admission ticket and bring it with you to the meeting. Due to space limitations, we request that only one guest accompany you to the meeting.

We appreciate the continuing interest of our stockholders in our business, and we look forward to seeing you at the meeting.

Sincerely,

Chief Executive Officer & President

GRAFTECH INTERNATIONAL LTD.	1521 Concord Pike, Brandywine West, Suite 301, Wilmington, DE 19803
Karen G. Narwold Vice President, General Counsel, Human Resources & Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 26, 2004

The annual meeting of stockholders of GrafTech International Ltd. will be held at 10:00 a.m. on May 26, 2004, at the Sheraton Suites, Delaware I Conference Room, 422 Delaware Avenue, Wilmington, Delaware 19801, for the following purposes:

  1.
  To elect eight directors to serve on GrafTech's Board of Directors until the annual meeting of stockholders for 2005;

  2.
  To consider one stockholder proposal, if properly presented by the proposing stockholder, regarding reinstatement of certain retiree life and medical benefits; and

  3.
  To transact such other business as may properly come before the meeting.

To ensure that your shares are represented at the meeting in the event that you do not attend, please mark your votes on the accompanying proxy or vote instruction card, sign it, date it and promptly return it in the accompanying envelope or vote via the Internet or by telephone as instructed in Question 2 under "Questions and Answers" of the accompanying proxy statement or on the accompanying vote instruction card.

By Order of the Board of Directors,

Vice President, General Counsel, Human Resources & Secretary

GRAFTECH INTERNATIONAL LTD.	1521 Concord Pike, Brandywine West, Suite 301, Wilmington, DE 19803

PROXY STATEMENT
for Annual Meeting of Stockholders for 2004

QUESTIONS AND ANSWERS

1.	Q:	What is the purpose of the proxy?
A:
This proxy statement and the accompanying proxy relate to the annual meeting of stockholders of GrafTech International Ltd., a Delaware corporation ("GrafTech" and, together with its subsidiaries, "we," "us" or "our"), for 2004. GrafTech's Board of Directors is soliciting proxies from stockholders in order to provide every stockholder an opportunity to vote on all matters submitted to a vote of stockholders at the meeting, whether or not he or she attends in person. The proxy authorizes a person other than a stockholder, called the proxyholder, who will be present at the meeting, to cast the votes which the stockholder would be entitled to cast at the meeting if the stockholder were present. It is expected that this proxy statement and the accompanying proxy will be first mailed or delivered to stockholders beginning on or about April 14, 2004.

2.	Q:	How do I cast my vote?
	A:	If you hold your shares in street name (such as in a brokerage account or in the name of a bank or other nominee), there are four different ways you may cast your vote. You can vote by:
•	telephone, by calling the toll-free number on the vote instruction card.
•
Internet, by logging onto www.proxyvote.com and then following the instructions as they appear on your computer screen. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.
•	marking, signing, dating and mailing the vote instruction card and returning it in the envelope provided.
•
attending and voting at the meeting, if you marked your vote instruction card that you will attend the meeting and obtained authorization from your bank, broker or nominee pursuant to instructions on your vote instruction card.
Deadline for Internet and telephone voting. Votes submitted electronically via the Internet or by telephone must be received by midnight, eastern daylight savings time, on May 25, 2004.
If you hold your shares registered in your name, there are two different ways you may cast your vote. You may vote by:
•	marking, signing, dating and mailing the accompanying proxy and returning it in the envelope provided.
•	attending and voting at the meeting after you have indicated your intention to attend the meeting on the accompanying proxy.

3.	Q:	What matters are being submitted to a vote?
	A:	The only matters known to management to be submitted to a vote of stockholders at the meeting are:
•	Election of directors; and
•	A stockholder proposal regarding reinstatement of certain retiree life and medical benefits.

The stockholder proposal will not be submitted to a vote of stockholders at the meeting if the proposing stockholder, or a representative thereof duly qualified under state law, fails to attend the meeting or to properly present the proposal at the meeting. If any of the nominees nominated by GrafTech's Board of Directors is not available for election at the time of the meeting, discretionary authority will be exercised by the proxyholders designated in the accompanying proxy to vote for substitutes designated by GrafTech's Board of Directors unless GrafTech's Board of Directors chooses to reduce the number of directors.

4.	Q:	How will the proxyholders vote my shares?
	A:	When you give a proxy, regardless of the method by which given, the proxyholders will vote your shares as instructed on the proxy with respect to the matters specified on the proxy.

In addition, if certain other matters (other than the election of directors or the stockholder proposal regarding reinstatement of certain retiree life and medical benefits) are submitted to a vote of stockholders at the meeting, your proxy on the accompanying form may give the proxyholders the discretionary authority to vote your shares in accordance with their best judgment on that matter. Unless you specify otherwise, your shares may be voted on those matters as recommended by GrafTech's Board of Directors.

If you submit a proxy but do not mark your votes, your shares will be voted FOR the election of each nominee that has been nominated by GrafTech's Board of Directors and will not be voted, and will be cast as broker non-votes, with respect to the stockholder proposal regarding reinstatement of certain retiree life and medical benefits.

5.	Q:	How do I revoke a proxy?
A:
If you hold your shares registered in your name, you may revoke your proxy by submitting a revised one at any time before the vote to which the proxy relates. You may also revoke it by submitting a ballot at the meeting.

If your shares are held in street name, there are special procedures that you must follow in connection with revoking a proxy submitted via the Internet or by telephone or voting by ballot at the meeting.
•
Voting before the deadline of midnight, eastern daylight savings time, on May 25, 2004. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card, you may revoke your proxy at any time and by any method before the deadline.
•
Voting after the deadline of midnight, eastern daylight savings time, on May 25, 2004. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and submit a new proxy after the deadline has passed, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy and vote your shares by any of the methods described above.

•
Voting by ballot at the meeting. If you submit a proxy via the Internet, by telephone or by marking, signing and returning the vote instruction card and wish to revoke it and vote at the meeting, you must contact your broker, bank or other nominee and follow the requirements set by your broker, bank or other nominee. We cannot assure you that you will be able to revoke your proxy or attend and vote at the meeting.

6.	Q:	How do I name another proxyholder?
A:
You may designate as your proxyholder(s) any person(s) other than those named on the accompanying proxy by crossing out those names and inserting the name(s) of the person(s) you wish to have act as your proxy. No more than three persons should be so designated. In such a case, you must deliver the proxy to the person(s) you designated and they must be present and vote at the meeting. Proxies on which other proxyholders have been designated should not be mailed or delivered to us.

7.	Q:	Who may vote?
A:
Stockholders of record as of the close of business on March 29, 2004 are entitled to notice of the meeting and to vote on each proposal submitted to a vote of stockholders at the meeting. During the ten days prior to the annual meeting, a list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours at our principal executive offices at 1521 Concord Pike, Brandywine West, Suite 301, Wilmington, DE 19803.

Each share of our common stock, par value $.01 per share, is entitled to one vote. At March 29, 2004, 95,168,693 shares of our common stock were issued and outstanding. Those shares were held by 105 stockholders of record.

8.	Q:	What if I participate in the Savings Plan?
A:
If you participate in the UCAR Carbon Savings Plan, your proxy will represent both the number of shares registered in your name and the number of shares (including company matching contributions made in shares) allocated to your account in the Savings Plan as of March 29, 2004. All of these shares will be voted by the trustee for the Savings Plan in accordance with your directions on the proxy submitted by you.

9.	Q:	What is a quorum?
A:
A quorum is the minimum number of issued and outstanding shares of our common stock, the holders of which must be present at a meeting in order to duly convene the meeting. The quorum for our annual meeting is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of our common stock.

10.	Q:	What votes are used to determine the outcome of any matter submitted to a vote?
A:
Only those votes cast for the election of directors are used in determining the results of a vote on the election of directors. Only those votes cast for or against any other proposal are used in determining the results of a vote on that proposal.

Abstentions and broker non-votes. The stockholders whose proxies show abstentions or constitute broker non-votes are included for purposes of determining the presence of a quorum. With respect to the approval of any particular proposal, however, since they are not affirmative votes for the proposal they have the same effect as votes against the proposal.

11.	Q:	How many votes are required for each nominee to be elected as a member of GrafTech's Board of Directors?
	A:	Each nominee must receive a plurality of the votes cast in order to be elected as a director.

12.	Q:	How many votes are required for approval of the stockholder proposal?
	A:	The affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock is required for approval of the stockholder proposal.

13.	Q:	How much did this proxy solicitation cost?
A:
The costs for the solicitation of proxies by GrafTech's Board of Directors is anticipated to be approximately $15,000, which will be borne by us. We will request banks, brokers and other nominees, including custodians and fiduciaries, to forward soliciting material to beneficial owners of our common stock and will pay such persons for forwarding such material. In addition to the solicitation of proxies generally by means of this proxy statement, officers or other employees, without extra remuneration, may solicit proxies by telephone or other means of personal contact.

14.	Q:	Who are GrafTech's independent accountants and will representatives thereof be available to respond to questions at the meeting?
	A:	Deloitte & Touche LLP were our independent accountants for 2003. The Audit and Finance Committee has selected PricewaterhouseCoopers LLP to be our independent accountants for 2004.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will be given the opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders. Representatives of Deloitte & Touche LLP will not be present at the meeting.

PricewaterhouseCoopers LLP and Deloitte & Touche LLP have each advised us that neither it nor any of its members has any direct financial interest in GrafTech as a promoter, underwriter, voting trustee, director, officer or employee.

15.	Q:	When are stockholder proposals for the 2005 annual meeting due?
A:
Any proposal (including any nomination for election to GrafTech's Board of Directors) which a stockholder wishes to have considered for inclusion in GrafTech's proxy statement for the annual meeting of stockholders for 2005 must be received by the Secretary of GrafTech at GrafTech's principal executive office on or before December 15, 2004 and must otherwise comply with GrafTech's Amended and Restated By-Laws and SEC rules.

GrafTech's By-Laws provide, among other things, that written notice of any proposal (including any such nomination) by a stockholder must be received by the Secretary of GrafTech not less than 105 days and not more than 135 days prior to the meeting before such proposal (or nomination) is to be brought, except in certain circumstances, and must contain detailed information regarding the proposal (and, if applicable, the nominee) and the stockholder making the proposal (or nomination), including the name of the stockholder and the number of shares of our common stock owned beneficially and of record by the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). Any proposal (other than a nomination for election to GrafTech's Board of Directors) which a stockholder wishes to have considered must also describe, among other things, the stockholder's material direct or indirect interest in GrafTech (including any material direct or indirect interest that his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert) and whether such stockholder (or such affiliates, groups or persons) has solicited, is soliciting or plans to solicit proxies in respect of such matter. A stockholder proposing to nominate a candidate for election to GrafTech's Board of Directors must disclose, among other things, any professional, commercial, business or familial relationship that the stockholder (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)) has to the nominee (including his or her affiliates, all groups of which he or she is a member and all persons with whom he or she is acting in concert (in each case identifying them)). The chairperson of the annual meeting for 2005 shall determine whether any such proposal (or nomination) shall have been properly brought. If such proposal (or nomination) is not properly brought, then the chairperson shall not allow a vote on the proposal (or nomination). Proxyholders named in the proxy accompanying the proxy statement for the annual meeting for 2005 will have discretionary authority to vote on any proposal submitted at the meeting, other than a proposal that is included in such proxy statement.

PROPOSALS ON WHICH YOU MAY VOTE

Election of Directors

You may vote on the election of directors. Unless you specify otherwise, either when completing your proxy or a subsequent proxy or by casting a ballot in person at the meeting, your shares represented by a proxy in the form accompanying this proxy statement and returned to the proxyholders named therein will be voted for the election to GrafTech's Board of Directors of each of the eight nominees listed below, beginning on page 7. GrafTech's Board of Directors recommends a vote FOR each of the nominees listed below.

Stockholder Proposal Regarding Reinstatement of Certain Retiree Life and Medical Benefits

If properly presented at the meeting by the proposing stockholder or a representative thereof duly qualified under state law, you may vote on a stockholder proposal regarding reinstatement of certain retiree life and medical benefits. Unless you specify otherwise, either when completing your proxy or a subsequent proxy or by casting a ballot in person at the meeting, your shares will not be voted, and will be cast as broker non-votes, with respect to the stockholder proposal. GrafTech's Board of Directors recommends a vote AGAINST the stockholder proposal regarding reinstatement of certain retiree life and medical benefits.

PROPOSAL: ELECTION OF DIRECTORS

Nominees for the Board of Directors

The eight nominees listed below were unanimously nominated by GrafTech's Board of Directors in accordance with recommendations by the Nominating and Governance Committee. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until his or her successor is elected at the next annual meeting of stockholders or until his or her earlier removal or resignation. Except as otherwise described below, if any of the nominees is not available for election at the time of the meeting, discretionary authority will be exercised to vote for substitutes designated by GrafTech's Board of Directors unless GrafTech's Board of Directors chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee unavailable. The ages of the nominees are given as of March 1, 2004.

GILBERT E. PLAYFORD    Director since 1998
Age 56
Mr. Playford has served as Chairman of the Board since September 1999. Mr. Playford served as Chief Executive Officer from June 1998 through December 2002 and as President from June 1998 until May 2002. From January 2003 until his retirement in June 2003, Mr. Playford served as Chairman of the Board in an executive capacity. Mr. Playford joined Union Carbide Corporation in 1972 and held various management positions, including Treasurer and Principal Financial Officer, until he resigned in January 1996. We are the successor to the Carbon Products Division of Union Carbide. In his capacity as Principal Financial Officer of Union Carbide, he also served as a nominee of Union Carbide on GrafTech's Board of Directors from 1992 until our leveraged equity recapitalization in January 1995. Mr. Playford is currently a director and non-executive Deputy Chairman of LionOre Mining International Ltd.

R. EUGENE CARTLEDGE    Director since 1996
Age 74
From 1986 until his retirement in 1994, Mr. Cartledge was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries Inc. in December 1997, and retired as a director of Delta Airlines, Inc. and Sunoco, Inc. in May 2002. He is currently a director of Formica Corporation and Blount International, Inc., and President of the Cartledge Foundation.

MARY B. CRANSTON    Director since 2000
Age 56
Ms. Cranston is a partner and has served since 1999 as Chairperson of Pillsbury Winthrop LLP, an international law firm. Ms. Cranston is based in San Francisco, California. Ms. Cranston has been practicing complex litigation, including antitrust, telecommunications and securities litigation, with Pillsbury Winthrop since 1975. She is a director of the Bay Area Council, Episcopal Charities and the Commonwealth Club, and a trustee of the San Francisco Ballet Association and Stanford University.

JOHN R. HALL    Director since 1995
Age 71
Mr. Hall was Chairman of the Board and Chief Executive Officer of Ashland Inc. from 1981 until his retirement in January 1997 and September 1996, respectively. Mr. Hall had served in various engineering and managerial capacities at Ashland since 1957. He retired as Chairman of Arch Coal Inc. in 1998. He served as a director of Reynolds Metals Company from 1985 to 2000. Mr. Hall currently serves as a member of the Boards of Bank One Corporation, Humana Inc. and USEC Inc. Mr. Hall graduated from Vanderbilt University in 1955 with a degree in Chemical Engineering and later served as Vanderbilt's Board Chairman from 1995 to 1999. Mr. Hall also serves as Chairman of the Blue Grass Community Foundation and the Commonwealth Fund for Kentucky Educational Television, and as President of the Markey Cancer Center Foundation.

HAROLD E. LAYMAN    Director since 2003
Age 57
From 2001 until his retirement in 2002, Mr. Layman was President and Chief Executive Officer of Blount International, Inc. Prior thereto, Mr. Layman served in other capacities with Blount International, including President and Chief Operating Officer from 1999 to 2001, Executive Vice President and Chief Financial Officer from 1997 to 1999, and Senior Vice President and Chief Financial Officer from 1993 to 1997. From 1981 through 1992, he held various financial management positions with VME Group/Volvo AB. From 1970 to 1980, Mr. Layman held various operations and financial management positions with Ford Motor Company. He is currently a director of Blount International, Grant Prideco, Inc., Infinity Property and Casualty Corporation and Von Hoffman Holdings Inc.

FERRELL P. MCCLEAN    Director since 2002
Age 57
Ms. McClean was a Managing Director and the Senior Advisor to the head of the Global Oil & Gas Group in Investment Banking at J.P. Morgan Chase & Co. from 2000 through the end of 2001. She joined J.P. Morgan & Co. Incorporated in 1969 and founded the Leveraged Buyout and Restructuring Group within the Mergers & Acquisitions Group in 1986. From 1991 until 2000, Ms. McClean was a Managing Director and co-headed the Global Energy Group within the Investment Banking Group at J.P. Morgan & Co. Ms. McClean is currently a director of Unocal Corporation.

MICHAEL C. NAHL    Director since 1999
Age 61
Mr. Nahl is Senior Vice President and Chief Financial Officer of Albany International Corporation, a manufacturer of paper machine clothing, which are the engineered fabrics that carry paper stock through the paper production process. Mr. Nahl joined Albany International in 1981 as Group Vice President, Corporate and was appointed to his present position in 1983. Mr. Nahl is currently a director of Lindsay Manufacturing Co.

CRAIG S. SHULAR    Director since 2003
Age 51
Mr. Shular became Chief Executive Officer in January 2003 and has served as President since May 2002. From May 2002 through December 2002, he also served as Chief Operating Officer. From August 2001 to December 2002, he served as Executive Vice President of our former Graphite Power Systems Division. He served as Vice President and Chief Financial Officer from January 1999, with the additional duties of Executive Vice President, Electrode Sales and Marketing from February 2000. From 1976 through 1998, he held various financial, production and business management positions at Union Carbide, including the Carbon Products Division from 1976 to 1979.

THE BOARD OF DIRECTORS

Structure of the Board

  •
  Under the Amended and Restated By-Laws, GrafTech's Board of Directors fixes the number of directors. GrafTech's Board of Directors currently consists of eight members, each of whom is an independent director (within the meaning of the listing standards of the NYSE) except for Messrs. Playford and Shular.

  •
  GrafTech's Board of Directors has established three standing committees, the Audit and Finance Committee, the Nominating and Governance Committee and the Organization, Compensation and Pension Committee, and periodically establishes other committees, in each case so that certain important matters can be addressed in greater depth than may be possible in a meeting of the entire Board. Under the Board and Committee charters described below, members of the three standing committees must be independent directors within the meaning of the listing standards of the NYSE. Further, members of the Audit and Finance Committee must be independent directors within the meaning of the Sarbanes-Oxley Act of 2002, must satisfy the expertise requirements of the listing standards of the NYSE and must include an audit committee financial expert within the meaning of SEC rules. GrafTech's Board of Directors has determined that the three standing committees currently consist of members who satisfy such requirements.

Meetings of the Board

  •
  GrafTech's Board of Directors met ten times during 2003.

  •
  Each director is expected to attend meetings of GrafTech's Board of Directors and meetings of committees of GrafTech's Board of Directors of which he or she is a member, and to spend the time necessary to properly discharge his or her respective duties and responsibilities. During 2003, each director who was then serving attended at least 75% of the total number of meetings of GrafTech's Board of Directors and meetings of committees of GrafTech's Board of Directors of which he or she was a member. Directors are encouraged, but not required, to attend GrafTech's annual meetings of stockholders. All of our directors attended the 2003 annual meeting of stockholders.

Committees of the Board

A description of the functions of each standing committee is set forth beginning on page 12, and the members of each standing committee at March 31, 2004 and the number of meetings held by each standing committee in 2003 are set forth on page 15.

All committees have the authority to retain and pay advisors and conduct investigations without further approval of GrafTech's Board of Directors or management. All such advisors shall report and be responsible directly to the committee which retains them, including the independent accountants (who are required to be retained by the Audit and Finance Committee).

Board and Committee Charters

GrafTech's Board of Directors and each committee has adopted written corporate governance guidelines (called charters) that, at a minimum, are intended to satisfy the requirements of the listing standards of the NYSE. These guidelines cover such matters as purpose and powers, composition, meetings, procedures, primary responsibilities and additional activities which GrafTech's Board of Directors or the committee should periodically consider undertaking. Each committee is authorized to exercise all power of GrafTech's Board of Directors with respect to matters within the scope of its charter.

Each of the committee charters is available on our Web site at http://www.graftech.com and in print to any stockholder upon request. The information contained on our Web site is not part of this proxy statement.

Nothing in the charter of GrafTech's Board of Directors or of any committee shall expand or increase the duties, responsibilities or liabilities of any member under any circumstance beyond those otherwise then existing under applicable law.

Corporate Governance

The charter of GrafTech's Board of Directors provides, among other things, that:

  •
  a majority of the directors shall be independent within the meaning of the listing standards of the NYSE;

  •
  if a member of the Audit and Finance Committee simultaneously serves on an audit committee of more than three public companies, GrafTech's Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit and Finance Committee;

  •
  no director will be nominated for election or re-election if he or she would be age 74 or older at the time of election, unless special circumstances so warrant;

  •
  GrafTech's Board of Directors shall meet in regular sessions at least six times annually (including the annual retreat described below);

  •
  GrafTech's Board of Directors shall have an annual extended retreat with executive officers at which there will be a full review of financial statements and financial disclosures, long-term strategies, plans and risks, and current developments in corporate governance; and

  •
  non-management directors will meet in executive session at least once annually.

The charter requires GrafTech's Board of Directors, in consultation with the General Counsel, to establish a means for stockholders and employees to communicate with non-management directors and to disclose the name of the presiding director, who will ultimately receive such communication, and the means for such communication in the annual proxy statement. A majority of the non-management directors choose the director who presides at the meetings of non-management directors. R. Eugene Cartledge is currently serving as such presiding director. Any such communication to the presiding director should be directed to either one of the following individuals: M. Ridgway Barker or Randi-Jean G. Hedin, Kelley Drye & Warren LLP, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901, (203) 324-1400 (phone), (203) 327-2669 (fax), and mrbarker@kelleydrye.com or rhedin@kelleydrye.com. These individuals will forward all such communications to the presiding director if they relate to substantive matters and include suggestions or comments that they consider important for the presiding director to know. Generally, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs or personal grievances or communications which are repetitive or duplicative.

Code of Conduct and Ethics

We have had for many years a Code of Conduct and Ethics, and have recently strengthened it. The Code of Conduct and Ethics applies to all employees, including senior executives and financial officers, as well as all directors. It is intended, at a minimum, to comply with the listing standards of the NYSE as well as the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder. A copy of our Code of Conduct and Ethics is available on our Web site at http://www.graftech.com and in print to any stockholder upon request. Only GrafTech's Board of Directors or the Nominating and Governance Committee may waive the provisions of our Code of Conduct and Ethics with respect to executive officers and directors. Any such waivers will be posted on our Web site.

COMMITTEES OF THE BOARD

Audit and Finance Committee

The Audit and Finance Committee assists GrafTech's Board of Directors in discharging and performing its duties and responsibilities with respect to the financial affairs of GrafTech. Without limiting the scope of such activities, the Committee shall:

  •
  select, retain, evaluate and, as appropriate, terminate and replace the independent accountants;

  •
  review and, as appropriate, approve, prior to commencement, all audit and non-audit services to be provided by the independent accountants;

  •
  review regularly with the independent accountants any audit problems or difficulties and management's response thereto;

  •
  resolve or direct the resolution of all material disagreements between management and the independent accountants regarding accounting and financial reporting;

  •
  review periodically (i) all critical accounting policies and practices, (ii) all significant accounting estimates, (iii) all significant off balance sheet financing arrangements and their effect on the financial statements, (iv) all significant valuation allowances and liability, restructuring and other reserves, and (v) the effect of regulatory and accounting initiatives;

  •
  meet at least once annually with management, the director of the internal audit department, the General Counsel and the independent accountants in separate private sessions;

  •
  review, evaluate and, as appropriate, approve all transactions with affiliates, related parties, directors and executive officers;

  •
  assess at least annually the adequacy of codes of conduct, including codes relating to ethics, integrity, conflicts of interest, confidentiality, public disclosure and insider trading and, as appropriate, adopt changes thereto;

  •
  direct the establishment of procedures for the receipt and retention of, and the response to, complaints received regarding accounting, internal control or auditing matters; and

  •
  direct the establishment of procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

No member of the Committee serves as a member of an audit or similar committee of more than three public companies.

Organization, Compensation and Pension Committee

The Organization, Compensation and Pension Committee assists GrafTech's Board of Directors in discharging and performing its duties and responsibilities with respect to management compensation and succession, employee benefits and director compensation. Without limiting the scope of such activities, the Committee shall:

  •
  annually determine the compensation of the Chief Executive Officer and the corporate goals and objectives relevant thereto and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

  •
  review and evaluate compensation (including incentive compensation) for senior management and determine compensation for directors;

  •
  review organizational systems and plans, including those relating to management development and succession planning, including contingency planning for unanticipated sudden developments; and

  •
  administer stock-based compensation plans.

Nominating and Governance Committee

The Nominating and Governance Committee assists GrafTech's Board of Directors in discharging and performing its duties and responsibilities with respect to nomination of directors, selection of committee members, assessment of performance of GrafTech's Board of Directors and other corporate governance matters. Without limiting the scope of such activities, the Committee shall:

  •
  review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders; and

  •
  review at least annually the current directors of GrafTech's Board of Directors to determine whether such individuals are independent under the listing standards of the NYSE and the SEC rules under the Sarbanes-Oxley Act of 2002.

The Committee regularly assesses the composition of GrafTech's Board of Directors and its standing committees to determine whether they comply with requirements under Board and Committee charters, SEC rules, NYSE listing standards and applicable laws and possess the core competencies described below. In addition, the Committee assesses whether each director has the skills and characteristics described below and undertakes succession and other planning as to the future needs of GrafTech. The Committee gathers suggestions as to individuals who may be available to meet those future needs from a variety of sources, such as past and present directors, stockholders, colleagues and other parties with which we have business dealings, and undertakes a preliminary review of the individuals suggested. The preliminary review may include preliminary searches of public information available about the individuals. At such times as the Committee determines that a relatively near term need exists and if, following a preliminary review, the Committee believes that an individual may strengthen the core competencies and possess the skills and characteristics described below, the Committee will contact the individual to ascertain his or her interest in serving GrafTech and obtain further information about and insight as to such individual. In connection therewith, the Committee typically reviews detailed resumes and questionnaires, contacts references, conducts in-depth interviews and undertakes in-depth searches of public information. Based thereon and on the Committee's evaluation of other potential nominees and GrafTech's needs, the Committee determines whether to nominate the individual for election as a director. While we have not in the past engaged any third party to identify or evaluate nominees, the Committee may do so in the future.

There are no differences in the manner in which the Committee evaluates nominees for directors recommended by a stockholder. To submit a nominee for election as a director for consideration by the Committee, a stockholder must submit a written request to that effect to the Secretary of GrafTech at GrafTech's principal executive office. Any such request will be subject to the requirements described in the Answer to Question 15 on page 5.

The Committee believes that GrafTech's Board of Directors, as a whole, should possess the following core competencies:

  •
  accounting, finance and disclosure: ability to protect and inform securityholders through liquidity and capital resource management and internal financial and disclosure controls;

  •
  business judgment: ability to assess business risk and stockholder valuation creation strategies;

  •
  management: ability to apply general management best practices in a complex, rapidly evolving business environment;

  •
  crisis response: ability and time to perform during periods of both short-term and prolonged crisis;

  •
  industry knowledge: ability to assess opportunities and threats unique to GrafTech's industry;

  •
  international markets: ability to appreciate the importance of global business trends;

  •
  leadership: ability to attract, motivate and energize a high-performance leadership team; and

  •
  strategy/vision: ability to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions and continuously challenging GrafTech to sharpen its vision.

The Committee also believes that each director should possess the following skills and characteristics:

  •
  high personal standards of integrity and honesty, and a desire to make full disclosure of all present and future conflicts of interest;

  •
  the ability to make informed business judgments;

  •
  literacy in financial and business matters;

  •
  the ability to be an effective team member;

  •
  a commitment to active involvement and an ability to give priority to GrafTech;

  •
  no affiliations with competitors;

  •
  achievement of high levels of accountability and success in his or her given fields;

  •
  no geographic travel restrictions;

  •
  an ability and willingness to learn GrafTech's business or, ideally, experience in GrafTech's business or in professional fields (i.e. finance, accounting, law or banking) or in other industries or as a manager of international businesses so as to have the ability to bring new insight, experience or contacts and resources to GrafTech;

  •
  a willingness to make a personal substantive investment in GrafTech;

  •
  no direct affiliations with major suppliers or vendors; and

  •
  previous public company board experience together with good references.

BOARD COMMITTEE MEMBERSHIP ROSTER

Name	Audit and Finance	Organization, Compensation and Pension	Nominating and Governance

Gilbert E. Playford
R. Eugene Cartledge(1)		x	x*
Mary B. Cranston		x	x
John R. Hall		x*	x
Harold E. Layman(2)	x
Ferrell P. McClean(2)	x
Michael C. Nahl(2)	x*
Craig S. Shular
Number of meetings in 2003	13	8	1
*
Committee Chairperson.

(1)
Although having attained the mandatory retirement age set by GrafTech's Board of Directors, GrafTech's Board of Directors unanimously agreed to permit Mr. Cartledge to continue his service as a director based on his integrity, experience, length of service and knowledge of GrafTech's business and operations.

(2)
Mr. Layman, Ms. McClean and Mr. Nahl have each been designated by GrafTech's Board of Directors as an audit committee financial expert within the meaning of the SEC rules under the Sarbanes-Oxley Act of 2002.

AUDIT AND FINANCE COMMITTEE REPORT

GrafTech's management is responsible for its financial reporting, including design and implementation of internal controls and preparation of consolidated financial statements in accordance with generally accepted accounting principles. GrafTech's independent accountants are responsible for auditing those consolidated financial statements. The Committee is responsible for overseeing those activities. The Committee does not and is not required to prepare or review financial records, prepare or audit financial statements, design or implement internal controls, make estimates or select principles used for financial reporting, or identify and eliminate financial risks or non-compliance with applicable law. Therefore, the Committee relies, without independent verification, on representations and information provided by management (including executive, financial, legal and internal audit management) and representations and reports by the independent accountants that, among other things, the consolidated financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, the independent accountants are in fact "independent" and an audit does in fact provide reasonable assurance as to the matters covered thereby.

The Committee reviewed and discussed GrafTech's audited consolidated financial statements for the year ended December 31, 2003 with GrafTech's management and Deloitte & Touche LLP, GrafTech's independent accountants for 2001, 2002 and 2003. The Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). This included a discussion of the independent accountants' judgment as to the quality, as well as the acceptability, of GrafTech's accounting principles and such other matters that generally accepted auditing standards require to be discussed with an audit committee. The Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from GrafTech and its management. The Committee also reviewed with management and Deloitte & Touche LLP all reports delivered by Deloitte & Touche LLP in accordance with Section 10A(k) of the Securities Exchange Act of 1934 with respect to critical accounting policies and practices used, alternative treatments of financial information available under U.S. generally accepted accounting principles and other written communications between Deloitte & Touche LLP and management, together with their ramifications and the preferred treatment by Deloitte & Touche LLP.

The Committee has established a policy requiring approval by it of all fees for all audit and non-audit services to be provided by GrafTech's independent accountants, prior to commencement of such services. Consideration and approval of fees generally occurs at the Committee's regularly scheduled meetings or, to the extent that such fees relate to other matters to be considered at special meetings, at special meetings. In situations where it may be impractical to wait until the next meeting, the Committee has delegated authority to approve such fees to the chairperson of the Committee, up to an annual aggregate amount of $100,000. The chairperson must report all such approvals to the entire Committee at the next meeting of the Committee.

The Committee has determined that the approval and payment of all fees in 2003 complied with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder. The Committee also determined that the provision of non-audit services by Deloitte & Touche LLP to GrafTech and its subsidiaries was compatible with the maintenance by Deloitte & Touche LLP of its independence from GrafTech.

Based on its review and discussions noted above, the Committee recommended to GrafTech's Board of Directors that it approve, and GrafTech's Board of Directors approved, the inclusion of GrafTech's audited consolidated financial statements in GrafTech's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC.

All professional services rendered by Deloitte & Touche LLP during 2002 and 2003 were furnished at customary rates. A summary of the fees which GrafTech and its subsidiaries paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for professional services performed for 2002 and 2003 is set forth below.

Independent Auditors' Fees

	2003	2002
	(Dollars in millions)
Audit Fees(a)	$1.6	$1.5
Audit-Related Fees(b)	0.2	0.1
Tax Fees(c)	0.5	1.0
All Other Fees	—	—
Total	$2.3	$2.6
(a)
Includes fees in connection with:

•
Audit of our annual financial statements;

•
Reviews of our quarterly financial statements;

•
Comfort letters;

•
Statutory and regulatory audits of subsidiaries;

•
Consents and other services related to SEC matters; and

•
Audits of our employee benefit plans (the cost of these audits was included in the fees paid for the audit of our annual financial statements and are indeterminable).

(b)
Includes fees in connection with:

•
Financial accounting and reporting consultations;

•
Information systems reviews;

•
Advisory services relating to compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•
Other miscellaneous audit-related services.

(c)
Includes fees in connection with:

•
Tax compliance services (which are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings);

•
Tax consulting services; and

•
For 2002, tax and related services in connection with the corporate realignment of GrafTech's subsidiaries.

AUDIT AND FINANCE COMMITTEE as of December 31, 2003
Michael C. Nahl, Chairperson Harold E. Layman Ferrell P. McClean

ORGANIZATION, COMPENSATION AND PENSION COMMITTEE REPORT

The philosophy of GrafTech's Board of Directors and the Committee has always been, and continues to be, to compensate management in a manner and an amount that enables us to seek to:

  •
  attract and retain qualified individuals;

  •
  motivate them to devote effort, initiative and ability commensurate with the extraordinary challenges that GrafTech faces; and

  •
  align their interests with the interests of stockholders.

GrafTech seeks to implement this philosophy, with respect to management employees, through a combination of base compensation (including benefits) and stock-and cash-based incentives. In general, base compensation is intended to be sufficient to attract and retain qualified employees. Stock-based incentive compensation is designed to compensate management for long term value creation for GrafTech's stockholders as reflected in the market value of our common stock. The Committee believes that this is the primary interest of stockholders and that, over the long term, improvements in the performance of GrafTech's businesses will be the primary driver of such value creation. Cash-based incentive compensation is designed to reward management for achievement of annual cash targets and strategic milestones that improve the performance of GrafTech's businesses and create long term value.

Implementation of this philosophy is tempered by several factors. First, competition for qualified management employees is intense. Second, GrafTech continues to be highly leveraged. At the same time, it has encountered challenging economic and industry conditions. These same factors create extraordinary demands, in terms of time, effort and commitment, on our management employees.

Consistent with this philosophy and these factors, compensation of senior management for 2003 consisted primarily of base salary, cash bonuses and stock options. For 2003, each of these components was awarded to the Chief Executive Officer and the other executive officers by the Committee and to the other members of management by the Chief Executive Officer based on general parameters determined by the Committee in consultation with the Chief Executive Officer. For 2004, each of these components has been or will be awarded in the same manner.

Base salary for each member of senior management is determined after taking into account his or her current or new position and current base salary, salaries and other compensation offered by other companies for individuals in equivalent positions, the performance during the prior year of the business or functional unit for which he or she was responsible and, to the extent relevant, the geographic area in which he or she is or will be employed.

Annual cash bonuses awarded to each member of senior management are determined based on the factors mentioned above, achievement of specified goals during the prior year and performance of GrafTech as a whole during the prior year. Annual cash bonuses for each year are determined and payable in the following year. The specified goals for 2003 related to cash flow from GrafTech's lines of businesses and strategic milestones relating to, among other things, building competitive advantages, reducing and resolving certain legacy obligations, and strengthening GrafTech's balance sheet. These goals were substantially achieved and annual cash bonuses were awarded for 2003.

Stock options, restricted stock and other equity-based awards granted to each member of senior management are determined based on the same factors as those mentioned above. A grant of stock options to purchase an aggregate of 3,021,500 shares of our common stock was made in July 2003 (for the years 2003, 2004 and 2005) to approximately 50 senior management employees. The grant is intended to constitute a long term incentive program, and the terms of this grant are described beginning on page 25.

Mr. Shular's compensation for 2003 was determined on the same basis as other members of senior management (commensurate with his position).

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of the $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. While the Committee considers the impact of Section 162(m) in connection with implementing the philosophy described above, it does not believe that Section 162(m) is a significant factor in determining the amount or types of compensation to be paid to senior management or the conditions to payment of such compensation.

                      ORGANIZATION, COMPENSATION
                      AND PENSION COMMITTEE
                      as of December 31, 2003

                      John R. Hall, Chairperson
                      R. Eugene Cartledge
                      Mary B. Cranston

CHANGE IN INDEPENDENT ACCOUNTANTS

On April 6, 2004, the Audit and Finance Committee of GrafTech's Board of Directors, upon completion of a formal proposal process among several firms, dismissed Deloitte & Touche LLP as its independent public accountants and selected PricewaterhouseCoopers LLP as the independent public accountants to audit the consolidated financial statements of GrafTech and its subsidiaries for the fiscal year ending December 31, 2004.

The reports of Deloitte & Touche LLP on the consolidated financial statements of GrafTech as of and for the fiscal years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion. These reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2003 and 2002 and during the period between December 31, 2003 and April 6, 2004, there were no disagreements between Deloitte & Touche LLP and GrafTech on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreements in connection with their reports. Furthermore, during the fiscal years ended December 31, 2003 and 2002 and during the period between December 31, 2003 and April 6, 2004, there were no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K). The fiscal years ended December 31, 2003 and 2002 are GrafTech's two most recent completed fiscal years.

During the fiscal years ended December 31, 2003 and 2002 and during the period between December 31, 2003 and April 6, 2004, neither GrafTech nor anyone on its behalf consulted PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction (either completed or proposed), or the type of audit opinion that might be rendered on GrafTech's consolidated financial statements, or (ii) any matter that was either the subject of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Deloitte & Touche LLP furnished GrafTech with a letter addressed to the SEC stating that it agrees with the above statements. A copy of Deloitte & Touche LLP's letter was filed as an exhibit to the Current Report on Form 8-K filed by GrafTech with the SEC on April 12, 2004 to report this event.

DIRECTOR COMPENSATION

The philosophy of GrafTech's Board of Directors has always been, and continues to be, to compensate non-employee directors in a manner and an amount that enables us to:

  •
  attract and retain qualified and experienced individuals;

  •
  motivate them to devote time and effort commensurate with the challenges that GrafTech faces; and

  •
  align their interests with the interests of stockholders.

Competition for and retention of qualified and experienced directors is particularly intense in the current corporate governance environment. Moreover, the challenges that we face create significant demands, in terms of time, effort and ability, on our non-employee directors. GrafTech's Board of Directors seeks to implement this philosophy through a combination of cash payments and stock-based incentives that achieves an appropriate total compensation level.

Each director who is not an employee of GrafTech is compensated for services as a director by an annual retainer of $30,000 and a meeting fee of $1,500 for each Board meeting attended and $1,000 for each committee meeting attended, including attendance by telephone. In addition, the Chairpersons of the Board, the Audit and Finance Committee and the other standing committees of the Board are compensated for such services by an annual retainer of $25,000, $10,000 and $5,000, respectively.

In 2003, non-employee directors received an annual retainer of $25,000 ($27,000 if chairperson of one or more committees), $1,000 for each Board and committee meeting attended, including attendance by telephone, and options for the purchase of shares of our common stock as described below.

All directors are entitled to reimbursement for expenses incurred in rendering services as directors. Employee directors do not receive compensation for rendering services as directors.

Stock Option Grants.    The Organization, Compensation and Pension Committee has adopted a policy of granting to non-employee directors then serving options to purchase that number of shares of our common stock fixed annually by the Committee (the "Annual Grant"). For 2003 and 2004, the Committee fixed that number of shares of our common stock so that the value of the options granted approximates $33,000. For 2003, that number was 12,800 shares and, for 2004, was 3,500 shares. The Committee has also adopted a policy of granting to non-employee directors options to purchase 5,000 shares of our common stock (the "Initial Grant") as well as a prorated portion of the Annual Grant upon their initial election as directors. All of these options generally vest one year after the date of grant so long as the director is then serving as a director. The exercise price per share of these options is fair market value on the date of grant (as defined under the relevant stock-based incentive plan). Vested options granted to a non-employee director expire upon the earlier of ten years after the date of grant or four years after the director ceases to be a director. Other provisions relating to these options are the same as those relating to options granted to management employees as described beginning on page 28.

Other Compensation.    GrafTech's Board of Directors has in the past and the Organization, Compensation and Pension Committee may in the future award additional cash- or stock-based compensation to one or more directors for special services rendered to GrafTech.

Non-employee directors have in the past agreed to accept, in lieu of cash payment of retainers and accrued meeting fees, a grant of options with a value that approximates the amount of such retainers and accrued meeting fees. Options granted in lieu of retainers vest ratably over the year to which the retainers relate. Options granted in lieu of accrued meeting fees vest immediately. The exercise price, terms and other provisions are the same as those described above. No such options were granted for service as a director in 2003.

The Organization, Compensation and Pension Committee has authorized us to offer non-employee directors the opportunity to receive deferred stock in lieu of some or all of their retainers and accrued meeting fees for services in 2004. Deferred stock is a share of our common stock which has been awarded to a recipient for delivery at a later date, and, which, once vested, is not subject to forfeiture. It is intended that the value (based on fair market values described above) and vesting of the deferred stock awarded approximate the amount and timing of retainers and fees that would otherwise be paid. Vesting accelerates upon the occurrence of a change of control (as described beginning on page 28), upon death or at the election of GrafTech's Board of Directors or the Organization, Compensation and Pension Committee. Delivery of the deferred stock will be made on the earlier of a date specified by the recipient (that is in a year after the year during which the election is made), the date on which a change of control occurs, the fifth anniversary of the date on which the recipient ceases to be a director, or earlier at the election of GrafTech's Board of Directors.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND SENIOR MANAGEMENT

Currently, GrafTech's Board of Directors has adopted guidelines for ownership of common stock by directors and members of senior management. Compliance with the guidelines is voluntary.

Under the guidelines, each non-employee director should, within a reasonable period of time after election as a director, own shares of our common stock with a market value equal to at least two times his or her annual retainer. GrafTech's Board of Directors has adopted a policy providing that we will not finance the purchase or holding of these shares by directors.

In addition, under the guidelines, certain members of senior management should, within five years after appointment as a member of senior management, own shares of our common stock with a market value equal to his or her annual base salary (or, in the case of the Chief Executive Officer, three times his or her annual base salary).

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning compensation received by the Chief Executive Officer at December 31, 2003 and each of our other five most highly compensated executive officers at December 31, 2003 who received total salary and bonus compensation in excess of $100,000 for services rendered in all capacities (including service as a director of GrafTech or an officer or director of one or more of our subsidiaries) during our last fiscal year. The individuals listed in the following table are sometimes called the "named executive officers."

Summary Compensation Table(a)

		Annual Compensation			Long Term Compensation Awards
Name and Principal Positions at December 31, 2003	Year	Salary	Bonus	Other Annual Compensation (b)	Restricted Stock Awards(c)	Securities Underlying Options	All Other Compensation (d)

Gilbert E. Playford Chairman of the Board(e)(f)	2003 2002 2001	$190,476 650,000 650,000	$125,000 — —	$36,681 337,205 200,729	$759,000 581,580 —	— — 274,000	$53,048 85,029 83,695

Craig S. Shular Chief Executive Officer & President(g)	2003 2002 2001	500,000 388,242 279,297	590,625 — —	61,210 216,808 58,623	— 215,400 —	600,000 — 87,000	26,024 18,996 18,449

Corrado F. De Gasperis Vice President, Chief Financial Officer & Chief Information Officer(h)	2003 2002 2001	250,000 235,318 218,333	250,000 — —	17,496 134,212 55,584	— 177,705 —	200,000 — 57,500	16,048 22,481 13,683

Scott C. Mason President, Synthetic Graphite Line of Business(i)	2003 2002 2001	315,000 303,687 270,963	275,000 — —	5,823 51,940 44,266	— 215,400 —	275,000 — 87,000	15,817 27,052 16,854

Karen G. Narwold Vice President, General Counsel, Human Resources & Secretary(j)	2003 2002 2001	250,000 235,318 212,500	250,000 — —	74,722 208,162 45,218	— 177,705 —	200,000 — 57,500	15,423 14,809 11,419

John J. Wetula President, Natural Graphite Line of Business(k)	2003 2002 2001	187,872 183,430 177,195	75,000 — —	9,083 107,356 38,448	— 51,696 —	105,000 — 32,000	12,477 11,912 12,062

(a)
Includes, for each year, compensation earned but deferred under compensation deferral or other applicable plans or statutory provisions.

(b)
Includes for 2003, 2002 and 2001 (respectively and as applicable, except as otherwise noted): for Mr. Playford, $0, $32,655 and $7,268, for Mr. Shular, $6,912, $6,175 and $5,925, for Mr. De Gasperis, $6,425, $6,175 and $5,925, for Mr. Mason, $0, $6,175 and $4,440, and for Ms. Narwold, $6,425, $6,175 and $5,925, of financial planning services and related tax advice and, in certain cases, tax return preparation services; for Mr. Playford, $0, $279,676 and $136,923, for Mr. Shular, $0, $74,424 and $19,016, for Mr. De Gasperis, $0, $32,525 and $14,791, for Mr. Mason, $0, $4,111 and $19,016, for Ms. Narwold, $0, $56,570 and $12,677, and, for Mr. Wetula, $9,083, $107,356 and $14,448, of imputed interest income and reimbursement for tax liabilities on non-interest bearing loans made under various programs that were closed in 2002, and, for 2003 and 2002, loan forgiveness and reimbursement for tax liabilities thereon; for Mr. Playford, $6,681, $21,176 and $19,576, for Mr. Shular, $0, $41,186 and $0, for Ms. Narwold, $0, $20,541 and $0, of reimbursement for miscellaneous expenses and, if applicable, reimbursement for tax liabilities thereon; for Mr. Playford, $0, $3,698 and $36,962, for Mr. Shular, $54,299, $24,257 and $22,721, for Mr. De Gasperis, $11,071, $45,512 and $34,868, for Mr. Mason, $5,823, $41,654 and $20,810, and for Ms. Narwold, $68,297, $124,876 and $26,616, of reimbursement for relocation expenses and, if applicable, reimbursement for tax liabilities thereon; and, for 2002 and 2001, Mr. Shular, $70,766 and $10,961, for allowances for international service; for 2003, for Mr. Playford, $30,000, for a prorated annual retainer and meeting fees to which he became entitled as a non-employee director upon his retirement as an officer and employee on June 22, 2003; and, for 2002, for Mr. De Gasperis, a one-time special recognition award of $50,000; and for 2001, for Mr. Wetula, a one-time special recognition award of $24,000.

(c)
For 2003, based on $7.59, the closing price of the common stock on the NYSE on August 25, 2003, the date of delivery of the shares. For 2002, based on $10.77, the closing price of the common stock on the NYSE on February 28, 2002, the day prior to the date of grant. At December 31, 2003, based on $13.50, the closing price of the common stock on the NYSE on such date, the number and value of shares held was: for Mr. Playford, 100,000 shares at $1,350,000 and 54,000 shares at $729,000, for Mr. Shular, 14,310 shares at $193,185, for Mr. De Gasperis, 10,824 shares at $146,124, for Mr. Mason, 13,210 shares at $178,335, for Ms. Narwold, 10,824 shares at $146,124, and, for Mr. Wetula, no shares because he sold all of such shares prior to December 31, 2003. Any dividend payable on the common stock shall be payable on all unvested shares of restricted stock upon vesting.

(d)
Includes for 2003, 2002 and 2001 (respectively and as applicable, except as otherwise noted): for Mr. Playford, $0, $74,100 and $74,062, for Mr. Shular, $0, $10,996 and $12,074, for Mr. De Gasperis, $0, $4,977 and $4,050, for Mr. Mason, $0, $11,163 and $10,479, for Ms. Narwold, $0, $6,809 and $5,044, and, for Mr. Wetula, $0, $5,093 and $5,816, for annual life insurance premiums paid under a split dollar life program that was closed in 2003; for Mr. Playford, $5,235, $10,929 and $9,633, for Mr. Shular, $8,000, $8,000 and $6,375, for Mr. De Gasperis, $8,000, $10,214 and $9,633, for Mr. Mason, $5,900, $8,011 and $6,375, for Ms. Narwold, $8,000, $8,000 and $6,375, and for Mr. Wetula, $7,439, $6,819 and $6246, for employer contributions to the Savings Plan; for Mr. Shular, $1,875, $0 and $0, for Mr. De Gasperis, $7,825, $7,290 and $0, for Mr. Mason, $7,825, $7,878 and $0, for Ms. Narwold, $7,200, $0 and $0, for Mr. Wetula $4,870, $0 and $0, for employer contributions to a defined contribution retirement plan; for 2003, for Mr. Playford, $53,048, for Mr. Shular, $399, for Mr. De Gasperis, $223, for Mr. Mason, $280, for Ms. Narwold, $223, and, for Mr. Wetula, $168, of excess cash value received upon the termination of the split dollar life program; and, for 2003, for Mr. Shular, $7,000, for employer contributions to our nonqualified savings plan; and, for 2003, for Mr. Shular, $8,750, and, for Mr. Mason, $1,812, for employer contributions to our nonqualified defined contribution retirement plan.

(e)
Mr. Playford joined us as Chief Executive Officer & President in June 1998 and served as President until May 2002, Chief Executive Officer until December 2002 and an executive Chairman of the Board from September 1999 until June 2003.

(f)
Under Mr. Playford's amended employment agreement, he was entitled to an annual salary of $400,000 in 2003 and an annual cash bonus of $250,000 for 2003. These amounts are prorated for the period through his retirement on June 22, 2003.

(g)
Mr. Shular joined us as Vice President & Chief Financial Officer in January 1999, became Executive Vice President, Electrode Sales and Marketing, and Chief Financial Officer in February 2000, became Executive Vice President, Graphite Power Systems Division, in August 2001, became President and Chief Operating Officer in May 2002 and became Chief Executive Officer & President in January 2003.

(h)
Mr. De Gasperis joined us as Controller in July 1998, became Vice President & Chief Information Officer in February 2000 and became Vice President, Chief Financial Officer & Chief Information Officer in August 2001.

(i)
Mr. Mason joined us as Director of Mergers and Acquisitions of GrafTech and Chief Financial Officer of our subsidiary, Advanced Energy Technology Inc., in April 2000, became Executive Vice President, Advanced Energy Technology Division, in August 2001 and became President, Graphite Power Systems, in January 2003.

(j)
Ms. Narwold joined us as Regulatory and Commercial Counsel in July 1990, became Assistant General Counsel in May 1995, became Deputy General Counsel in January 1999, became Vice President, General Counsel & Secretary in September 1999 and became Vice President, General Counsel, Human Resources & Secretary in August 2001.

(k)
Mr. Wetula joined us in 1982, became General Manager of our GRAFOIL® product line in October 1996, became Director of Export Sales in July 1998, became President of our subsidiary, Advanced Energy Technology Inc., in July 1999 and became President, Natural Graphite Line of Business, in January 2003.

Option Grants, Exercises and Values

In July 2003, we adopted a long term incentive program that provided for the grant of stock options under our stock-based incentive plans described beginning on page 28. Under this program, we granted options to certain officers, managers and others to purchase an aggregate of 3,021,500 shares of our common stock at an exercise price equal to the fair market value (as defined under the plans) on the date of grant, which was July 31, 2003. The number of shares covered by the options granted to each recipient approximated the aggregate number that would otherwise have been granted annually to such recipient over the three year period from 2003 through 2005. These options vest in five years from the date of grant and expire five months thereafter. The vesting period may be accelerated if certain cash flow from operations targets are met. As of March 1, 2004, one-third of these options were vested. Vested options do not become exercisable until March 2006. All of the options set forth in the following table entitled "Option Grants in 2003" were granted pursuant to this program.

The following table sets forth certain information relating to options granted to the named executive officers during 2003.

Option Grants in 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options Granted(a)	Percent of Total Options Granted to Employees in 2003	Exercise Price Per Share
				Expiration Date
Name					5%	10%

Gilbert E. Playford	—	—	—	—	—	—
Craig S. Shular	600,000	19	$6.56	12/31/2008	$1,191,976	$2,666,876
Corrado F. De Gasperis	200,000	6	6.56	12/31/2008	397,325	888,959
Scott C. Mason	275,000	9	6.56	12/31/2008	546,322	1,222,318
Karen G. Narwold	200,000	6	6.56	12/31/2008	397,325	888,959
John J. Wetula	105,000	3	6.56	12/31/2008	208,596	466,703
Total potential increase in value to all stockholders at assumed annual rates of stock price appreciation for option term, based on approximately 64,700,000 shares outstanding and closing price per share as of July 31, 2003, the date of grant					843,187,983	1,886,512,751
(a)
Represents an aggregate option grant for the three year period from 2003 through 2005.

The following table sets forth certain information relating to the exercise of options by the named executive officers during 2003.

Aggregated Option Exercises in 2003
and Option Values at December 31, 2003

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003 (Exercisable/Unexercisable*)	Value of Unexercised In-The-Money Options at December 31, 2003 (Exercisable/Unexercisable*)

Gilbert E. Playford	—	—	1,174,000/—	$2,755,350/$—
Craig S. Shular	—	—	337,000/630,000	898,300/4,164,000
Corrado F. De Gasperis	—	—	213,500/230,000	563,625/1,388,000
Scott C. Mason	—	—	217,000/375,000	815,175/1,939,750
Karen G. Narwold	—	—	172,579/231,667	524,551/1,388,000
John J. Wetula	—	—	142,300/130,000	382,383/728,700
*
The unexercisable options include the options granted in 2003, reflected in the prior table entitled "Option Grants in 2003," under the long term incentive program.

The exercise price per share of each of these options is equal to fair market value (as defined under the plan) on the date of grant.

Except for the options included in the prior table entitled "Option Grants in 2003," all of these options will vest on various dates through April 3, 2007 and expire between February 8, 2006 and September 25, 2011.

Employment and Other Agreements

In June 1998, we entered into a five-year employment agreement with Mr. Playford to serve as President and Chief Executive Officer, which was amended in August 2001 and July 2002. Mr. Playford ceased to be President in May 2002 and Chief Executive Officer in December 2002. He continued to serve under the amended agreement as an executive Chairman of the Board until June 22, 2003 (the expiration date of the agreement), when he retired.

At the time he entered into the original agreement, Mr. Playford received options to purchase 300,000 shares of our common stock. The options have an exercise price per share of $30.58 and expire in January 2007. In September 1998, Mr. Playford received options to purchase 300,000 shares of our common stock. The options have an exercise price per share of $17.06 and expire in September 2008. In 2000, Mr. Playford received options to purchase 300,000 shares of our common stock. The options have an exercise price per share of $8.56 and expire in December 2010. In 2001, Mr. Playford received options to purchase 274,000 shares of our common stock. The options have an exercise price of $8.85 per share and expire in September 2011. Other provisions relating to the options are described below. In recognition of Mr. Playford's appointment in September 1999 as Chairman of the Board, in addition to the offices of Chief Executive Officer and President, and to provide him with incentives during difficult operating circumstances, GrafTech's Board of Directors approved a grant to Mr. Playford of 100,000 shares of restricted stock, effective on January 1, 2000. Under the amended agreement, all unvested options (covering an aggregate of 233,000 shares) and unvested restricted stock (an aggregate of 30,000 shares) vested upon his retirement. The amended agreement also contains a noncompetition covenant which continues for a period of two years beyond the date of his retirement. Under the amended agreement, Mr. Playford was entitled to an annual salary of $400,000 in 2003 and an annual cash bonus of $250,000 for 2003. These amounts were prorated for the period through his retirement on June 22, 2003.

Under the amended agreement, for the purpose of calculating Mr. Playford's benefits under the UCAR Carbon Retirement Program, (1) Mr. Playford earned credit for 26.5 years of prior service, substantially all of which was with Union Carbide and (2) the amount of benefits receivable by Mr. Playford under the UCAR Carbon Retirement Program will be likewise ratably offset by the amount of benefits receivable by him under the Union Carbide Retirement Program. In addition, under the amended agreement, for purposes of calculating benefits under our retirement, disability and other benefit plans only, Mr. Playford was deemed to have received a cash bonus equal to 100% of his target award for 2002 (which was $487,500) and a salary for 2003 equal to the greater of his salary for 2002 of $650,000 (prorated on the same basis as described above) or his actual salary earned.

We have agreed that, for the purpose of calculating Messrs. Shular's and Mason's benefits under the UCAR Carbon Retirement Program, Messrs. Shular and Mason earn, ratably over five years, credit for 22.5 years and 18.5 years, respectively, of prior service, all of which was with Union Carbide, with the same offset arrangement as Mr. Playford. We have agreed to accelerate the earning of prior years of service for Messrs. Shular and Mason upon the freezing of the UCAR Carbon Retirement Program as of March 31, 2003 as described under "Retirement and Benefit Plans—Retirement Program" beginning on page 29.

GrafTech's Board of Directors has approved severance compensation agreements for the named executive officers and other members of senior management. In the case of the named executive officers, the agreements provide for severance compensation equal to 2.99 times the officer's base salary and, with respect to U.S. employees, extended insurance coverage and reimbursement for certain excise tax liabilities (and income tax liabilities on this reimbursement). The officers are entitled to the compensation if they are terminated (other than for cause) or resign for good reason within three years after a change of control. A change of control has the same meaning under the agreements as it has under the stock incentive plans described below

Stock-Based Incentive Plans

We maintain several plans which provide for the grant of awards or rights to management employees that are valued or measured in whole or in part in reference to, or are otherwise based on, our common stock, including options, restricted stock, phantom stock, stock units and performance shares. Non-employee directors are eligible to receive awards under one of the plans. The plans have been and, subject to limitations imposed by the listing standards of the NYSE, may be amended from time to time without stockholder approval (except in the case of one plan, certain amendments of which would require shareholder approval, under which 373,000 shares of our common stock remain available for issuance, all of which are subject to outstanding options). The number of shares of our common stock still reserved under plans in which named executive officers and non-employee directors are eligible to participate was 6,384,932 as of March 29, 2004, of which 5,870,689 were subject to then outstanding options. Any shares subject to, and the exercise or measurement prices of, awards are subject to adjustment for stock dividends, stock splits, and certain business combinations and other events.

Management employees have been and may be granted vested or unvested awards at the discretion of GrafTech's Board of Directors or the Organization, Compensation and Pension Committee. Unvested awards granted to management employees have vested or may vest on satisfaction of such employment or performance conditions as may be imposed by GrafTech's Board of Directors or the Organization, Compensation and Pension Committee at the time of grant. GrafTech's Board of Directors or the Organization, Compensation and Pension Committee has the right to accelerate the vesting of any or all unvested awards at any time. The exercise price per share of options is determined by GrafTech's Board of Directors or the Organization, Compensation and Pension Committee at the time of grant and may not be less than the fair market value of a share of our common stock. The definition of fair market value under those plans means the closing sale price of a share of our common stock on the last trading day preceding the date of grant or, after February 17, 2004, the closing sale price of a share of our common stock on the date of grant. The exercise price of options may, under certain circumstances, be paid with the proceeds from the sale of shares to be issued upon exercise of such options. A third-party broker assists in the administration of the plans. All options which have been granted, and substantially all options which may be granted, under the plans are nonqualified stock options. Options awarded to employees expire on, among other dates, the date fixed by GrafTech's Board of Directors, or the Organization, Compensation and Pension Committee at the time the options are granted, but must expire within ten years after the date of grant (except in the case of one plan which previously provided that options must expire within 12 years of the date of grant). Subject to the limitations with respect to the term and exercise price of the options described above, GrafTech's Board of Directors or the Organization, Compensation and Pension Committee has the authority to establish the terms and conditions of all awards at the time such awards are granted, including, without limitation, the terms and conditions relating to settlement in cash or shares of our common stock or a combination thereof, performance measures, tandem or reload features, registration with the SEC, withholding of taxes, transferability, forfeiture and clawback, anti-dilution and other adjustments to reflect dividends and distributions, and exercise. The plans do not expressly permit the repricing or reloading of options. Notwithstanding the foregoing, under the Board and Committee charters, only the Organization, Compensation and Pension Committee may grant awards, or take action with respect to the awards granted, to the Chief Executive Officer and the other named executive officers.

All unvested awards become vested upon the occurrence of a change of control. In addition, we have the right to cancel substantially all outstanding options in the event of a change of control, in which event we are required to pay optionees an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. A change of control occurs on:

  •
  the date on which any person or group becomes the beneficial owner of 15% or more of the then issued and outstanding common stock or voting securities of GrafTech;

  •
  the date on which any person or group acquires the right to vote on any matter, by proxy or otherwise, with respect to 15% or more of the then issued and outstanding common stock or voting securities of GrafTech;

  •
  the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of GrafTech, or individuals nominated or elected by a vote of two-thirds of such directors or directors previously so elected or nominated, cease to constitute a majority of GrafTech's Board of Directors;

  •
  the date on which stockholders of GrafTech approve a complete liquidation or dissolution of GrafTech; or

  •
  the date on which GrafTech consummates certain reorganizations, mergers, asset sales or similar transactions.

Retirement and Benefit Plans

We made a number of changes to our retirement and benefit plans, effective in 2001 and 2003. First, our qualified defined benefit retirement plan was frozen. This means that, with the exception of one group of union employees, no additional benefits are accruing under the plan, although benefits previously accrued under the plan will still be payable from the plan when due. In addition, our nonqualified defined benefit retirement plans, which were designed to provide benefits that could not be paid under the qualified defined benefit retirement plan, were also frozen. This means that, for all but a few retirees whose benefits were already being paid under the plans, amounts equal to the lump sum actuarial values of the benefits allocable to the participants in the plans were added to the respective participants' accounts in our compensation deferral plan. These amounts are unfunded, and these amounts, together with any compensation deferred and other allocations made under our compensation deferral plan, will be paid in accordance with the terms of that plan. The following table sets forth the lump sum amounts that were added to the accounts in the compensation deferral plan for each of the named executive officers.

Name	Lump Sum Benefit Value Transferred to Compensation Deferral Plan

Gilbert E. Playford	$7,686,210
Craig S. Shular	2,993,141
Corrado F. De Gasperis	45,610
Scott C. Mason	577,718
Karen G. Narwold	151,243
John J. Wetula	76,784

Finally, our third country national plan was terminated, and benefits under the plan were allocated to our compensation deferral plan or our Swiss termination indemnity plan. None of the named executive officers had a benefit under our third country national plan. In lieu of our defined benefit retirement plans, we adopted defined contribution retirement plans consisting of qualified defined contribution retirement plan employer contributions under the Savings Plan and nonqualified defined contribution retirement plan employer allocations under our compensation deferral plan.

Retirement Program.    Prior to February 25, 1991, substantially all of our domestic employees participated in the Union Carbide Retirement Program. Effective February 25, 1991, we adopted the UCAR Carbon Retirement Program, which was similar to the Union Carbide Retirement Program at that time and consisted of a qualified defined benefit retirement plan and several nonqualified defined benefit retirement plans. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide Retirement Program. Benefits paid by the Union

Carbide Retirement Program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All of our employees who retired prior to February 25, 1991 are covered under the Union Carbide Retirement Program. Subject to certain limitations, all service and earnings recognized under the Union Carbide Retirement Program prior to February 25, 1991 are recognized under the UCAR Carbon Retirement Program. The cost of the UCAR Carbon Retirement Program is borne entirely by us.

Prior to January 1, 2002, the UCAR Carbon Retirement Program covered substantially all of our employees in the U.S. and certain U.S. nationals employed by our foreign subsidiaries. Effective as of December 31, 2001, all employees, other than union employees and certain eligible employees (called "Grandfathered Participants") who elected to remain in our qualified defined benefit retirement plan, had their benefit accruals frozen and, effective January 1, 2002, ceased accruing benefits under our qualified defined benefit retirement plan included within the UCAR Carbon Retirement Program. With respect to the named executive officers, Messrs. Playford, Shular and Wetula and Ms. Narwold were eligible to elect, and did elect, to remain in our qualified defined benefit retirement plan. However, the Grandfathered Participants ceased accruing benefits and had their benefit accruals frozen under our qualified defined benefit retirement plan as of March 31, 2003, or in the case of certain union participants, as of April 30, 2003 or July 31, 2003. The applicable date when a participant's benefit accruals were frozen is called the "Benefit Freeze Date."

Under federal income tax laws, the amount of benefits that can be paid from a qualified defined benefit retirement plan is limited. The UCAR Carbon Retirement Program included nonqualified defined benefit retirement plans for payment of those benefits that could not be paid from our qualified defined benefit retirement plan. Except with respect to years of service as described under "Employment and Other Agreements" for Messrs. Playford, Shular and Mason, the practical effect of these nonqualified plans, together with our qualified plan, was to calculate retirement benefits to all employees, including those who are officers, on a uniform basis. As described above, for all but a few people whose benefits were already in pay status, all benefits under our nonqualified defined benefit retirement plans were frozen, the lump sum actuarial values of such benefits were added to participants' accounts under our compensation deferral plan and the accrual of additional benefits under our nonqualified defined benefit plans ceased.

Under the UCAR Carbon Retirement Program, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the 36-month period preceding the Benefit Freeze Date, or the highest average monthly compensation received during any three calendar years in the ten calendar years preceding the Benefit Freeze Date if it would result in a higher amount, multiplied by the number of years of service credit prior to the Benefit Freeze Date, less up to 50.0% of projected primary Social Security benefits and less any public or other GrafTech provided pension (except any military pension or any non-primary benefit under the Social Security Act). An employee who is (1) age 62 or over with ten or more years of service credit or (2) whose age and service credit add up to 85 may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by the UCAR Carbon Retirement Program includes salary and certain variable compensation, including group profit sharing in an amount up to 8.0% through 1999 and 12.0% thereafter until the Benefit Freeze Date of the employee's base salary.

The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65, under the Union Carbide Retirement Program and the qualified defined benefit retirement plan under UCAR Carbon Retirement Program on a combined basis. The benefits payable reflected in the following table are calculated on a straight life annuity basis and are subject to an offset for Social Security benefits. As a result of changes to our qualified and non-qualified retirement plans, benefits payable as indicated in the following table will be payable only based on annual compensation and credited years of service through the applicable Benefits Freeze Date, regardless of when the date of retirement occurs and subject to the limitation mentioned above on the amount of benefits that can be paid from a qualified defined benefit retirement plan under federal income tax laws.

Retirement Plan Table

	Years of Service
Average Annual Compensation
	15	20	25	30	35	40

$100,000	$22,500	$30,000	$37,500	$45,000	$52,500	$60,000
150,000	33,570	45,000	56,520	67,500	78,750	90,000
250,000	56,520	75,000	93,750	112,500	131,250	150,000
500,000	112,500	150,000	187,500	225,000	262,500	300,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000

The following table sets forth, as of the applicable Benefit Freeze Date, the number of years of service credited to the named executive officer under the UCAR Carbon Retirement Program, including the number of such years credited for service with Union Carbide as described under "Employment and Other Agreements."

Name	Total Number of Years of Service Credited Under UCAR Carbon Retirement Program

Gilbert E. Playford	31
Craig S. Shular	26
Corrado F. De Gasperis	4
Scott C. Mason	21
Karen G. Narwold	12
John J. Wetula	21

Savings Plan.    We maintain the UCAR Carbon Savings Plan, which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. All of our regular, full-time U.S. employees are eligible to participate in the Savings Plan.

Assets in the Savings Plan are held in four types of accounts: an after-tax account to which participants may make contributions on an after-tax basis; a before-tax account to which participants may make contributions on a pretax basis; a company contribution account to which matching contributions are allocated; and an employer contribution account to which certain additional company contributions are allocated. The maximum employee contribution (pretax and after-tax combined) for any year for any participant other than certain union employees is 50.0% of such participant's compensation (subject to statutory limits). For certain union employees, the maximum is 17.5% of such compensation.

We make a matching contribution, in the form of shares of our common stock, for each participant who elects to contribute to the Savings Plan. For participants other than certain union employees, the matching contribution is 100.0% of the first 3.0% of compensation and 50.0% of the next 2.0% of compensation that a participant contributes. For certain union employees, the matching contribution is 50.0% of the amount contributed by the employee, to the extent that the employee contributes between 1.0% and 7.5% of the employee's compensation.

For participants other than certain union employees, in addition to matching contributions, we make a qualified defined contribution retirement plan employer contribution each year equal to 2.5% of the participant's compensation up to the social security taxable wage base for the year, plus 5.0% of compensation above the social security wage base (not to exceed the amount of compensation set by statutory limits). A participant becomes fully vested in these qualified defined contribution retirement plan employer contributions once he or she has completed five years of service.

Contributions to the Savings Plan are invested, as the employee directs, in various funds offered under the Savings Plan from time to time, including funds that invest entirely in our common stock. Amounts invested in our common stock, including any matching contributions, may be switched into another investment option at any time. The account balances of participants reflect both their contributions and our contributions as well as the investment performance of the investments in which those amounts are invested. Distributions of account balances from the Savings Plan are generally made upon retirement or other termination of employment, unless deferred by the participant.

Compensation Deferral Plan.    We maintain a compensation deferral plan for the benefit of eligible management employees who participate in our variable compensation programs. The plan is effective for compensation that would otherwise be payable on or after January 1, 2000.

Participants are able to defer up to 85.0% of their variable compensation and up to 50.0% of their base salary. Effective March 31, 2003, participants are also able to defer up to 50.0% of their compensation not yet deferred under the plan (called "additional deferrals") to the extent that it exceeds the amount of compensation that may be considered under the UCAR Carbon Savings Plan (in 2003, such amount was $200,000). Each calendar quarter, participants are credited with a matching allocation equal to 100.0% of the first 3.0% and 50.0% of the next 2.0% of the participant's additional deferrals under our compensation deferral plan. In addition, participants are credited with nonqualified defined contribution retirement plan employer allocations equal to 5.0% of their compensation in excess of the amount that may be considered under the UCAR Carbon Savings Plan. Participants are immediately vested in the matching allocation and the unfunded lump sum actuarial values described above, but are not vested in the nonqualified defined contribution retirement plan employer allocations until they have completed five years of service.

Deferrals, additions, contributions and allocations to our compensation deferral plan are credited with a rate of return based on various funds, including a fund that tracks the value of our common stock, as the employee directs from time to time. An employee may prospectively change the funds for crediting rates of return at any time. The account balances of participants reflect both their deferrals and our additions, allocations and contributions as well as the rate of return on the funds selected by the participants for those amounts. Distributions of account balances from the plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant.

Benefit Security.    Retirement and other benefits are paid out of our general assets, except for payments out of the trusts for our qualified retirement plan and the Savings Plan, and except for payments out of grantor trusts or funded by the purchase of annuities.

We maintain grantor trusts to assist in providing for payments under our compensation deferral plan and the severance agreements described under "Employment and Other Agreements." We periodically contribute to the trusts cash and shares of our common stock (valued at fair market value at the time of contribution) in an amount equal to all amounts deferred by or contributed or allocated to participants under our compensation deferral plan (excluding lump sum actuarial values added to participants' accounts in connection with the freeze of our nonqualified defined benefit retirement plans described above). We have also separately contributed 426,400 shares of our common stock to the trusts. The trusts contain a benefits protection account (to which $250,000 in cash has been contributed) which makes funds available to an administrative committee for the trusts to assist participants and their beneficiaries in enforcing their claims with respect to payments under the plans covered by the trusts upon a change of control.

We may from time to time contribute assets to or, with the approval of a majority of GrafTech's Board of Directors, withdraw assets from the trusts (other than from the benefits protection account, to which the $250,000 has been contributed), except that no withdrawal can be made after a change of control until all payments under the plans covered by the trusts are made. GrafTech's Board of Directors may amend or terminate the trusts at any time prior to a change of control. Upon a change of control, the trusts become irrevocable, GrafTech is required to make contributions to the trusts sufficient to make payments under the plans covered by the trusts and the administrative committee is required to use the amounts held in the trusts for such purposes. Upon a change of control, no amendment of the trusts may be adopted without the written consent of a majority of the participants and the beneficiaries who are entitled to benefits thereunder. Consistent with the requirements of applicable law, the assets of the trusts are subject to the claims of creditors of GrafTech in the event of GrafTech's insolvency or bankruptcy. For purposes of the trusts, a change of control has the same definition as that described with respect to our stock-based incentive plans.

Compensation Committee Interlocks and Insider Participation

Neither John R. Hall, R. Eugene Cartledge nor Mary B. Cranston, the members of the Organization, Compensation and Pension Committee during 2003, served as an officer or employee of GrafTech or any of its subsidiaries at any time during or prior to 2003. During 2003, no executive officer of GrafTech served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director or member of the Organization, Compensation and Pension Committee.

Stock Performance Graph

The following graph sets forth the cumulative total return to stockholders on an initial investment, as of December 31, 1998, of $100 in GrafTech's common stock as compared to an initial investment, as of December 31, 1998, of $100 in the Standard & Poor's 400 Midcap Index and the NYSE Industrials Index over the period from December 31, 1998 through December 31, 2003. Total return assumes dividend reinvestment. The performance shown on the graph is not necessarily indicative of future performance.

	31 Dec 99	31 Dec 00	31 Dec 01	31 Dec 02	31 Dec 03

GRAFTECH INTERNATIONAL LTD.	$100.00	$54.74	$60.07	$33.46	$75.79

S&P MIDCAP 400 INDEX	$114.70	$134.78	$133.97	$114.53	$155.29
NYSE INDUSTRIALS INDEX	$112.84	$111.10	$103.20	$83.22	$106.26

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, at March 29, 2004, the number and percentage of issued and outstanding shares of our common stock owned, both actually and beneficially as determined pursuant to the rules promulgated by the SEC, by:

  •
  each stockholder known by us to own more than 5% of the issued and outstanding shares of our common stock;

  •
  each director;

  •
  each of the named executive officers; and

  •
  all of the directors and executive officers as a group.

The number of shares of our common stock issued and outstanding as of March 29, 2004 was 95,168,693 shares.

Beneficial Owner	Number of Shares Actually Owned(a)	Percentage of Outstanding Shares (Actual Ownership)	Total Number of Shares Beneficially Owned, Including Shares Actually Owned(b)		Percentage of Outstanding Shares (Beneficial Ownership, Including Shares Actually Owned)

Pioneer Investment Management, Inc.(c) 60 State Street Boston, MA 02109	466,028	*	6,947,931	(d)	6.84%
Strong Capital Management, Inc.(c) 100 Heritage Reserve Menomonee Falls, WI 53051	5,303,870	5.57%	5,303,870		5.57%
Lord, Abbett & Co.(c) 90 Hudson Street Jersey City, NJ 07302	5,261,827	5.53%	5,261,827		5.53%
Gilbert E. Playford(e)	273,532	*	1,447,532		1.50%
Craig S. Shular	57,220	*	394,220		*
Corrado F. De Gasperis(f)	73,691	*	287,191		*
Scott C. Mason	19,292	*	236,292		*
Karen G. Narwold	13,867	*	190,446		*
John J. Wetula	5,053	*	151,353		*
R. Eugene Cartledge	35,907	*	82,237		*
Mary B. Cranston(g)	3,122	*	49,153		*
John R. Hall	13,309	*	57,459		*
Harold E. Layman	—	*	15,135		*
Ferrell P. McClean(h)	13,400	*	36,521		*
Michael C. Nahl	11,200	*	59,730		*
Directors and executive officers as a group (12 persons)	519,593	*	3,007,269		3.16%
*
Represents holdings of less than 1%.

(a)
Under the Savings Plan and our compensation deferral plan, contributions and allocations to employee accounts are invested in various funds, in the discretion of the employees, including funds that invest entirely in our common stock. Each unit in our common stock fund approximates one share of our common stock. The preceding table includes, for each executive officer, the following number of units held in such fund as follows: Mr. Playford, 29,497 units; for Mr. Shular, 37,910 units; for Mr. De Gasperis, 54,317 units; for Mr. Mason, 2,539 units; for Ms. Narwold, 3,043 units; and, for Mr. Wetula, 1,883 units.

(b)
Includes shares issuable upon exercise of options that are exercisable as of March 29, 2004 or became exercisable within 60 days thereafter as follows: for Mr. Playford, 1,174,000 shares, 600,000 of which are out-of-the-money; for Mr. Shular, 337,000 shares, 150,000 of which are out-of-the-money; for Mr. De Gasperis, 213,500 shares, 96,000 of which are out-of-the-money; for Mr. Mason, 217,000 shares, none of which are out-of-the-money; for Ms. Narwold, 176,579 shares, 67,333 of which are out-of-the-money; for Mr. Wetula, 146,330 shares, 69,000 of which are out-of the money; for Mr. Cartledge, 46,330 shares, 8,200 of which are out-of-the-money; for Ms. Cranston, 46,031 shares, 8,051 of which are out-of-the-money; for Mr. Hall, 44,150 shares, 8,200 of which are out-of-the-money; for Mr. Layman, 15,135 shares, none of which are out-of-the-money; for Ms. McClean, 23,121 shares, none of which are out-of-the-money; and for Mr. Nahl, 48,530 shares, 8,200 of which are out-of-the-money; and for directors and named executive officers as a group, 2,487,676 shares, 1,014,984 of which are out-of-the-money.

(c)
Based solely upon the number of shares reported in the most recent amended Schedule 13G or Schedule 13D filed through March 29, 2004 by such stockholder with the SEC. Such stockholder may be part of a group which filed a Schedule 13G or Schedule 13D jointly. We have not made any independent determination as to beneficial ownership of any such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(d)
Includes 6,481,903 shares issuable upon conversion of our 1 5/8% Convertible Senior Debentures.

(e)
Includes 1,200 shares owned by Mr. Playford's spouse and of which Mr. Playford disclaims beneficial ownership.

(f)
Includes 8,000 shares owned by Mr. De Gasperis' spouse.

(g)
Includes 2,000 shares owned by the Mary & Harold Cranston Family Trust, of which Ms. Cranston is Trustee.

(h)
Includes 10,000 shares owned by Ms. McClean's spouse and of which Ms. McClean disclaims beneficial ownership.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires GrafTech's directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock to file with the SEC initial reports of ownership, and reports of changes in ownership, of common stock and other equity securities of GrafTech. GrafTech believes that, during 2003, its directors and officers and holders of more than 10% of the issued and outstanding shares of our common stock complied with all reporting requirements under Section 16(a).

Limitations on Soliciting Material, Liabilities and Incorporation by Reference

In accordance with the rules and regulations of the SEC, the following information set forth in this proxy statement shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Exchange Act, filed with the SEC under the Exchange Act or otherwise subject to Regulations 14A or 14C or the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other document filed with the SEC:

  •
  information under "The Board of Directors" beginning page 10 and "Board Committee Membership Roster" on page 15 regarding the independence or expertise of any particular director;

  •
  information under "Audit and Finance Committee Report" beginning page 16 and "Organization, Compensation and Pension Committee Report" beginning page 18; and

  •
  information under "Stock Performance Graph" on page 34.

STOCKHOLDER PROPOSAL
REGARDING REINSTATEMENT OF CERTAIN RETIREE LIFE AND MEDICAL BENEFITS

We have been advised that Mr. M. T. Arthur, residing at 725 Harrow Lane, Franklin, Tennessee 37064, or a representative duly qualified under state law intends to present the following proposal at the annual meeting. The number of shares of our common stock held by Mr. Arthur is available upon request. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required for this proposal to be approved. Neither GrafTech nor any of its officers and directors are responsible for the contents of this proposal.

Stockholder Resolution

  RESOLVED: "Shareholders request the Board of Directors of GrafTech to take the steps necessary to reinstate retiree health and life insurance plans to the same levels as were in place on 10/18/2001."

Stockholder's Supporting Statement

"Maintaining sound retiree benefit plans increases long-term shareholder value for GrafTech by attracting and retaining excellent employees, staying competitive, demonstrating moral and ethical business practices by meeting its obligations to employees, reducing litigation and enhancing public image.

We believe that GrafTech, which presents itself in its "Code of Conduct and Ethics" as a company whose "ethical conduct and business success are inseparable", has lost its moral compass in regards to its treatment of its retirees.

We believe that GrafTech has failed to comply with its promise "both in letter and spirit" to "adhere to the highest standards of ethical conduct" and to "avoid even the appearance of improper conduct." We believe GrafTech's actions in 2003 to encourage and promote employees to take early retirement, and then to shortly thereafter announce major benefit reductions falls far short of appropriate ethical conduct and exposes GrafTech to a multitude of litigation.

Further, we believe that GrafTech, which had for years repeatedly published and promised its retirees very specific health and life insurance benefits, has failed to live up to its promise "both in letter and spirit" to conduct itself in an ethical manner. We believe the segregation of retirees into a stand alone health insurance group in October of 2001 is a blatant example of inappropriate and unethical behavior and exposes GrafTech to a multitude of litigation.

We believe the announced reduction in retiree life insurance benefits is yet another blatant example of the disdain with which GrafTech holds its retirees and its obligations to its retirees.

We therefore request that the Board of Directors step in and execute GrafTech's published policy of following "both in letter and in spirit" a policy wherein "ethical conduct and business success are inseparable" and take the necessary steps to:

  1.
  Reinstate retiree life insurance benefits that were repeatedly promised to the retirees per Summary Plan Description (SPD) dated April 1995, and

  2.
  Reverse the October 2001 retiree segregation from the workforce for health insurance purposes and commingle the pre-Medicare retiree population with the current workforce, and abide by the Health Insurance Summary Plan Description (SPD) dated May 1999."

GrafTech's Board of Directors' Response

For at least the past five years, GrafTech has been burdened with high levels of indebtedness, significant obligations in connection with antitrust investigations, lawsuits and claims, and substantial long-term contractual and commercial commitments and obligations, including under-funded pension, post-retirement and related obligations. The top priority for GrafTech's Board of Directors and management team has been to manage and reduce this burden.

GrafTech's Board of Directors and management team have undertaken drastic actions, including the closure of four graphite electrode facilities around the world (Canada, Germany, the U. S. and Italy) as well as other facilities, the downsizing of other operations and activities, and the streamlining of work and business processes, all with a focus on generating cash, reducing costs and increasing cash flow to meet GrafTech's debt service and other obligations. Throughout this process, we have been required to take difficult and painful steps. Since the end of 1997, we have eliminated over 1,700 jobs, more than 30% of our global workforce. Other steps included freezing salaries and canceling bonuses, curtailing the qualified defined benefit retirement plan and terminating the non-qualified defined benefit retirement plans for active employees, reducing employee and retiree medical benefits, and announcing the termination of GrafTech's existing early retiree medical plan (i.e., the plan for retirees under the age of 65) at the end of 2005 and the reduction of benefits under the retiree life insurance plan at the end of 2004.

In late 2001, GrafTech announced that it would cap its contribution to the existing retiree medical plan, beginning in 2002, at the 2001 contribution level. At that time, the net benefit obligation for post-retirement benefits was $83 million. By capping the contributions to the plan, that liability was reduced to $63 million, net of actuarial losses, for 2001. We believe that, if the plan had not been capped, the liability that would have been recorded in 2001 would have been approximately $133 million. As a result of additional changes to the design of the plan, including the announced termination of the existing plan at the end of 2005, the net benefit obligation for post-retirement benefits, as of December 31, 2003, was $44 million, net of actuarial losses.

If GrafTech had implemented the Proponent's proposal as of December 31, 2003, we believe that the net benefit obligation would have been $100 million higher; or, in other words, the net benefit obligation at December 31, 2003 would have been more than $140 million.

The decision to terminate GrafTech's existing retiree medical plan at the end of 2005 was made after a thorough analysis of all the relevant factors, primarily the long-term viability of the plan in light of increasing medical costs, even with GrafTech's contribution, which we believe would ultimately render the existing plan unaffordable to the participants. In making our decision, we reviewed a number of third-party surveys that indicated that approximately 72% of employers with between 500 and 1,000 employees do not offer medical benefit coverage to early retirees and approximately 62% do not offer any retiree health coverage (we have approximately 650 active employees in the U.S.). We also believe that the number of employers offering post-employment retiree medical coverage will continue to decline due to increasing costs. Additionally, because GrafTech was formerly a division of Union Carbide, many of its benefit plans contained features of a much larger and more diversified corporation. Thus, we believe that it was necessary to bring GrafTech's benefits plans in line with companies of similar size.

In making our decision, we also considered, of course, the potential hardship to the retirees resulting from termination of the existing retiree medical plan. The management team has worked closely with the retirees to assist in finding alternative medical coverage, including offering two new retiree medical programs during the most recent open enrollment period in November 2003. These programs allow the retirees to remain in a familiar program using their existing medical providers. Although the maximum annual amount of coverage under these new programs will be limited, the programs are designed to provide reasonable and comprehensive medical and drug coverage at affordable premiums. On

November 18, 2003, GrafTech advised the retirees that during the next few years, it intends to contribute, in addition to its existing premium subsidy through the end of 2005, up to $2 million to this new program to help stabilize the premiums. We acknowledge that these new programs may not address the concerns of all retirees. However, we do believe that they will offer reasonable alternatives for many of our retirees.

During this process, we evaluated our legal ability to terminate the existing retiree medical plan and reduce the benefit under the retiree life insurance plan. In each of the Summary Plan Descriptions cited in the Proponent's supporting statement, GrafTech explicitly reserved the right to modify or terminate the plans. We also confirmed that legal precedent has supported an employer's right to terminate a retiree medical plan, particularly where the plan documents reserve the employer's right to do so.

Today, we believe that our compensation and benefits plans are competitive with other companies with whom we compete to attract and retain high caliber employees.

All of the decisions we have taken over the past several years, especially those that have impacted our employees and retirees, have been most difficult. In reaching these decisions, we have strived to treat all employees and retirees around the world fairly and equitably. In the context of GraftTech's financial condition and the competitive and economic environment in which we operate today, GrafTech's Board of Directors firmly believes that the changes made to the retiree medical plan and the life insurance plan were the responsible course of action and that the proposal made by the Proponent would be detrimental to GrafTech and to the stockholders of GrafTech as a whole.

GRAFTECH'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Unless you specify otherwise, either when completing your proxy or a subsequent proxy or by casting a ballot in person at the meeting, your shares will not be voted, and will be cast as broker non-votes, with respect to this proposal.

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ADMISSION TICKET

GRAFTECH INTERNATIONAL LTD.

ANNUAL MEETING OF STOCKHOLDERS

MAY 26, 2004 AT 10:00 A.M.

SHERATON SUITES

DELAWARE I CONFERENCE ROOM

422 DELAWARE AVENUE

WILMINGTON, DELAWARE 19801

PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

Name of Stockholder:

Address:

(See reverse side for directions)

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From Philadelphia International Airport

  •
  Take Interstate 95 South to Exit 7B.
  •
  Take the off ramp to the first light.
  •
  Make a left at the light onto Delaware Avenue.
  •
  Continue through 4 lights and the hotel will be on the right side.

From the South

  •
  Take I-95 North to Exit 7 (Delaware Avenue/Route 52).
  •
  At the fourth light, turn right onto Delaware Avenue.
  •
  The hotel is 3 blocks ahead on the right.

From the East

  •
  From the Atlantic City Expressway, follow Route 42 East over the Walt Whitman Bridge.
  •
  Follow I-95 South to Exit 7B (Delaware Avenue/Route 52).
  •
  Make a left at the light and the hotel is 4 blocks ahead on the right.

From the West

  •
  Take the Pennsylvania Turnpike and take Exit 23 (Route 100).
  •
  Take Route 100 South to Route 202 South.
  •
  Follow Route 202 South for approximately 30 miles to I-95 South.
  •
  Continue for one mile to Exit 7B (Delaware Avenue) and take a left.
  •
  The hotel is 4 blocks on the right.

PROXY CARD

A.    Election of Directors

The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withold

01 - Gilbert E. Playford	☐	☐	05 - Harold E. Layman	☐	☐

02 - R. Eugene Cartledge	☐	☐	06 - Ferrell P. McClean	☐	☐

03 - Mary B. Cranston	☐	☐	07 - Michael C. Nahl	☐	☐

04 - John R. Hall	☐	☐	08 - Craig S. Shular	☐	☐

B.    Issues

The Board of Directors recommends a vote AGAINST the following Proposal.

1.
The stockholder proposal regarding reinstatement of certain retiree life and medical benefits.

  ☐    For                        ☐    Against                        ☐    Abstain

If you plan to attend the meeting, please check here.    ☐

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. Receipt of notice of the meeting and the related proxy statement is acknowledged.

C.    Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

The signature on this Proxy should correspond exactly with the stockholder name printed to the left. In the case of joint tenancies, both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

Signature 1 -	Signature 2 -
Please keep signature with the box	Please keep signature with the box	Date (mm/dd/yyyy)

PROXY—GRAFTECH INTERNATIONAL LTD.

P.O. Box 11202, New York, NY 10203-0202

This proxy is solicited on behalf of the Board of Directors of GrafTech International Ltd.
For the Annual Meeting of Stockholders on May 26, 2004

The undersigned appoints Craig S. Shular, Corrado F. De Gasperis and Karen G. Narwold, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of GrafTech International Ltd. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 26, 2004, and at any adjournment or postponement thereof, as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election for the nominees and will not be voted with respect to the Proposal listed on the reverse side. If you are a participant in the UCAR Carbon Savings Plan (the "Savings Plan"), the front of this Proxy shows units allocated to you under the Savings Plan. The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY

(Continued, and to be dated and signed, on the other side)

QuickLinks

QUESTIONS AND ANSWERS
PROPOSALS ON WHICH YOU MAY VOTE
PROPOSAL: ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS
COMMITTEES OF THE BOARD
BOARD COMMITTEE MEMBERSHIP ROSTER
AUDIT AND FINANCE COMMITTEE REPORT
ORGANIZATION, COMPENSATION AND PENSION COMMITTEE REPORT
CHANGE IN INDEPENDENT ACCOUNTANTS
DIRECTOR COMPENSATION
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND SENIOR MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table(a)
Option Grants in 2003
Aggregated Option Exercises in 2003 and Option Values at December 31, 2003
Retirement Plan Table
Stock Performance Graph
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
OTHER INFORMATION
STOCKHOLDER PROPOSAL REGARDING REINSTATEMENT OF CERTAIN RETIREE LIFE AND MEDICAL BENEFITS
PROXY CARD